EXHIBIT 10.15

[***] Certain information in this document has been omitted from this exhibit pursuant to Item 601(b) of Regulation S-K because it is not material.

EXCLUSIVE OPTION AGREEMENT

This Option Agreement (“Option” or “Agreement”) between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Graphite Bio, Inc., a Delaware corporation (“Graphite”), having a principal place of business at 279 East Grand Ave., South San Francisco, CA 94080, is effective on the 22nd day of January, 2021 (“Effective Date”).

1.	BACKGROUND

Stanford and Graphite are parties to that certain Exclusive License Agreement effective December 7, 2020 (the “License Agreement”).

Stanford has an assignment of a first invention that is entitled “[***],” which was invented in the laboratory of Matthew Porteus and is described in Stanford Docket [***]. The invention described in [***] and was made in the course of research supported by the National Institute of Health.

Stanford has an assignment of a second invention entitled “[***],” which was invented in the laboratory of Matthew Porteus and is described in the Stanford Docket [***]. The invention was made in the course of research supported by the National Institute of Health.

Stanford has an assignment of a third invention entitled “[***],” which was invented in the laboratory of Matthew Porteus and is described in the Stanford Docket [***]. The invention was made in the course of research supported by the National Institute of Allergy and Infectious Diseases and the California Institute of Regenerative Medicine.

The inventions described in Stanford Dockets [***], and [***] are collectively the “Additional Inventions”.

Stanford wants to have the Additional Inventions perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

Under the terms of the License Agreement, Graphite is obtaining this exclusive option to license the Additional Inventions and upon exercise of this option, the Additional Inventions would be included in the Licensed Patents (as defined below) and Technology (as defined below) licensed to Graphite under the License Agreement in each case via an amendment to the License Agreement.

2.	DEFINITIONS

2.1	Capitalized terms used in this Agreement and not otherwise defined herein shall have their respective meanings set forth in the License Agreement.

2.2	“Amended License Agreement” has the meaning set forth in Section 3.4.

2.3	“License Agreement” has the meaning set forth in the preamble.

2.4	“Licensed Product” means a product, method or service in the Optioned Field of Use:

(A)

the making, having made, using, importing or selling of which, absent the rights granted in the Option Agreement, infringes, induces infringement or contributes to infringement of an Optioned Patent; or

(B)	which is made with, uses or incorporates any Optioned Technology.

2.5

“Licensed Territory” means worldwide; provided, however, that to the extent Stanford does not have a right as of the Effective Date to grant the licenses contemplated by Section 3.1 below under any of the Licensed Patents in the Licensed Field of Use worldwide, the “Licensed Territory” with respect to such Licensed Patents shall exclude such jurisdictions in which Stanford does not have such right; and provided further, however, that Graphite shall have the right to reduce the Licensed Territory from worldwide to a list of specified jurisdictions upon written request to Stanford.

2.6	“Negotiation Period” has the meaning set forth in Section 3.4.

2.7	“Option Period” has the meaning set forth in Section 3.2.

2.8	“Optioned Field of Use” means human prophylactics and therapeutics, specifically excluding commercialization of research reagents and research products, solely for the following indications:

(A)	sickle cell disease (the “Sickle Cell Disease Field of Use”);

(B)	X-linked severe combined immunodeficiency (SCID-X) (the “SCID-X Field of Use”); and

(C)	beta thalassemia (the “Beta Thalassemia Field of Use”).

2.9

“Optioned Patents” means Stanford’s rights in the patent applications and patents set forth in Appendix A, and any divisionals, continuations, Continuations-in-Part (as defined below), or substitute applications; any patents issued or granted from any such patent applications; any reissues, renewals, reexamination, extension (including by virtue of any supplementary protection certificate) of any such patents; any confirmation patents, inventor’s certificates, applications for inventor’s certificate or registration patents or patents of addition based on any such patents; and all foreign counterparts or equivalents in any country or jurisdiction of any of the foregoing patent applications and patents. “Continuation-in-Part” means any claims of any continuation-in-part patent application to the extent the claims are entirely supported in the parent application’s original specification and entitled to the parent application’s priority date. For the avoidance of doubt, the patent owner(s) will retain control over filing and prosecution of the Licensed Patents, even if the fees are reimbursed by Graphite, as such filing and prosecution rights and obligations are set forth in the License Agreement.

2.10

“Optioned Technology” means Stanford’s rights in the additional know-how, data and materials specifically listed in Appendix B to this Agreement or as amended by the mutual written agreement of the parties during the Option Period or for up to six (6) months after the effective date of the Amended License Agreement, provided that such Optioned Technology: (a) was developed in the laboratory of Principal Investigator, (b) exists as of or is developed within six (6) months after the effective date of the Amended License Agreement and for which Stanford has received a consent in writing from the Principal Investigator and/or other lead contributors, (c) is necessary or useful for research, development or commercialization of Licensed Products, (d) is unpublished, and (e) is not covered by any Third Party rights that would prevent delivery to Graphite. Optioned Technology may or may not be confidential in nature. The Optioned Technology identified as Exclusive under the heading “Exclusivity” in Appendix B shall be referred to herein as the “Optioned Exclusive Technology.” The Optioned Technology identified as Non-Exclusive under the heading “Exclusivity” in Appendix B shall be referred to herein as the “Optioned Nonexclusive Technology.”

2.11	“Principal Investigator” means Professor Matthew Porteus.

2.12

“Stanford Indemnitees” means Stanford, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

3.	GRANT OF OPTION

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Graphite an option, during the Negotiation Period (as defined below), to acquire an Exclusive license under Stanford’s interest in the Optioned Patents and the Optioned Exclusive Technology in the Optioned Field of Use and a non-exclusive license under Stanford’s interest in the Optioned Patents and the Optioned Technology in the Rx Field of Use, as well as a nonexclusive license to the Optioned Nonexclusive Technology in the Optioned Field of Use and Rx Field of Use (the “Option”). This Agreement also provides Graphite a right to make and use Licensed Products during the Option Period and Negotiation Period but does not give Graphite any right to sell or offer to sell Licensed Products prior to the exercise of this Option and the execution of an Amended License Agreement that includes a license to the Licensed Patents covering such Licensed Product. During the Option Period (and if Graphite exercises the Option, during the Negotiation Period), unless otherwise agreed to by Graphite in writing in its sole and absolute discretion, Stanford will not grant to any Third Party any right or license, or option to negotiate or acquire a right or license, under Stanford’s interest in the Optioned Patents in the Optioned Field of Use to make, have made, use, import, offer to sell and sell or otherwise commercially exploit: (i) the Licensed Products in the Licensed Territory nor (ii) the Optioned Patents in any manner that diminishes the ability of Graphite to receive the full benefit of the Option. The parties hereby agree that [***]. Graphite agrees that it has no authority to make any decisions on behalf of Stanford regarding Licensed Patents and Optioned Patents without written approval from Stanford except for such authority that may be granted to Graphite with respect to Licensed Patents under the terms of the License Agreement.

3.2

Term. The term of the right to elect to exercise this Option shall commence on the Effective Date and expires on the earliest of (a) termination of the License Agreement, (b) Graphite’s termination as provided in Section 8.1 below, or (c) the eighteen (18) month anniversary of the Effective Date, provided that such eighteen (18) month anniversary of the Effective Date may be extended, (i) upon written notice of Graphite provided no later than thirty (30) days prior to such eighteen (18) month anniversary for an additional one (1) year and (ii) upon written request of Graphite provided no later than thirty (30) days prior to the thirty (30) month anniversary of the Effective Date and mutual agreement of Stanford (not to be unreasonably withheld) for another additional one (1) year (such period, as it may be extended in accordance with this Section 3.2, the “Option Period”). Notwithstanding the provisions of Section 3.2(c)(i) or 3.2(c)(ii), no such request of Graphite as contemplated thereby shall be valid if upon the date of such request Stanford shall have provided Graphite with written notice of termination of the License Agreement pursuant to Section 15.2 of the License Agreement and neither Stanford has withdrawn such notice nor Graphite shall have remedied the grounds for termination in accordance with the terms of Section 15.2 of the License Agreement.

3.3

Exercise. Graphite may exercise the Option by providing a written notice to Stanford if [***] or Stanford otherwise agrees in writing. Graphite may exercise the Option at any time during the Option Period; provided, however, that no such exercise shall be valid if upon the date of such exercise Stanford shall have provided Graphite with written notice of termination of the License Agreement pursuant to Section 15.2 of the License Agreement and neither Stanford has withdrawn such notice nor Graphite shall have remedied the grounds for termination in accordance with the terms of Section 15.2 of the License Agreement. The Option is a series of options with respect to each of the Optioned Patents, such that Graphite may exercise the Option with respect to one or more of the Optioned Patents from time to time during the Option Period.

3.4

Amendment of License Agreement. If Graphite elects to exercise the Option under Section 3.3, Stanford and Graphite will promptly execute and deliver a written amendment to the License Agreement, as further described below, (such amended license agreement, an “Amended License Agreement”). An Amended License Agreement would provide as follows: (a) the term “Licensed Patents” as set forth in the License Agreement shall be amended by adding the Optioned Patents for which the Option was exercised to such definition; and (b) the term “Technology” as set forth in the License Agreement shall be amended by adding the Optioned Technology for which the Option was exercised to such definition, with the Optioned Exclusive Technology and Optioned Nonexclusive Technology being added to the applicable portions of Appendix C of the License Agreement. Graphite and Stanford will use good faith efforts to execute and deliver an Amended License Agreement within three (3) months after the date of exercise of the Option under Section 3.3 (the “Negotiation Period”). The parties acknowledge that absent any additional language related to [***] or any other third party obligations that Stanford may become aware of during the Option Period and/or Negotiation Period, the terms of the Amended License Agreement will remain the same as those in the License Agreement in all material respects except as outlined in Sections 3.5 and 6 of this Agreement. The parties will negotiate the definitive terms of such Amended License Agreement in good faith.

3.5	Additional Equity Grants.

(A)

Within sixty (60) days after the execution and delivery of the first Amended License Agreement, Graphite will grant to Stanford 222,735 shares of common stock in Graphite. For clarity, there is a single grant of 222,735 shares of common stock whether or not the Option is exercised once in its entirety or in a series of exercises, and if the Option is exercised in a series of exercises, such grant shall be made upon the delivery of the Amended License Agreement resulting from the first of such exercises (such Amended License Agreement, the “First Amended Agreement”).

(B)

Provided that the First Amended Agreement has been executed and delivered, Graphite will issue Stanford, without further consideration, 98,623 additional shares of common stock in Graphite at the second tranche of the Series A preferred stock financing of Graphite as of the closing of such tranche, as reflected in the pro forma capitalization table set forth in Exhibit B to the License Agreement. For clarity, there is a single grant of 98,623 shares of common stock whether or not the Option is exercised once in its entirety or in a series of exercises. In the event that such second tranche closing has occurred prior to the execution and delivery of the First Amended Agreement, such additional shares shall be issued at the same time as the shares being issued under Section 3.5(A). In the event that Graphite closes a financing of a series of preferred stock other than Series A preferred stock prior to the closing of the second tranche of the Series A preferred stock financing, the number of shares issuable to Stanford pursuant to this Section 3.5(B) will be adjusted so that such number equals [***]% of the common shares of Graphite issued and outstanding on a Fully-Diluted Basis as of the closing of such other preferred stock financing. The anti-dilution protection under this Section 3.5(B) will continue until the Dilution Trigger has been achieved. If the Dilution Trigger is reached or exceeded during a specific round of funding, the anti-dilution protection under this Section 3.5(B) will extend to the total amount of funding raised through the Dilution Trigger only and shall not apply to any amounts raised by Graphite in such round of funding in excess of the Dilution Trigger.

(C)

After the first exercise of the Option but not later than the start of the Negotiation Period and pursuant to Section 3.5(A) or Section 3.5(B), Graphite will provide Stanford with its current capitalization table and [***]. Upon written request of Stanford, Graphite will issue [***]% of all shares granted to Stanford pursuant to this Section 3.5 directly to and in the name of the inventors or their heirs according to the inventor list that Stanford will provide prior to issuance.

3.6

Materials Transfer. To the extent Stanford has legal rights to do so, the exercise of the Option would also include materials transfer of any materials included in the Option Technology as is provided in the License Agreement for the programs licensed thereunder in the Initial Field of Use.

3.7

Retained Rights. Stanford retains the right, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the Optioned Patents and use Optioned Technology in the Optioned Field of Use for any non-profit purpose, including sponsored research and collaborations. Graphite agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Optioned Patents or Optioned Technology against any such institution. Stanford and any such other institution have the right to publish any information included in the Optioned Technology or an Optioned Patent or any other information that may result from further research.

3.8	Specific Exclusion. Stanford does not:

(A)

grant to Graphite any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Optioned Patents, regardless of whether the patents or other rights are dominant or subordinate to any Optioned Patent or are required to exploit any Optioned Patent or Optioned Technology;

(B)	agree to furnish to Graphite any technology or technological information other than the Optioned Technology or to provide Graphite with any assistance; or

(C)	make any representation or warranty, and expressly disclaims any such representation or warranty, express or implied, that it is the sole-owner of the Additional Inventions.

4.	GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Optioned Patents. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” Graphite will ensure all obligations of these provisions are met.

5.	DILIGENCE

Graphite agrees to exercise due diligence in conducting research on potential commercial applications for Optioned Patents and Optioned Technology on terms substantially similar to those provided in the License Agreement.

6.	CONSIDERATION

A.

No separate consideration shall be due for the grant or upon exercise of the Option. Parties agree that the License Issue Fee and the Total Equity Interest (equity grant under the License Agreement and this Option Agreement) is in consideration for the Licensed Patents and Optioned Patents. An additional $10,000 will be included as part of the License Issue Fee once S19-501B case is included in the License Agreement via an amendment per Section 3.4.

B.

Patent Costs: Within 30 days after receiving a reasonably detailed statement of Stanford’s actual costs incurred in the filing, prosecution or maintenance of the Optioned Patents in accordance with Stanford’s usual practice, provided Stanford will provide further details if Graphite requests such for a specific invoice, Graphite will reimburse Stanford:

a.

$[***] to offset Optioned Patent’s patenting expenses (specifically for Stanford Docket [***]), including but not limited to interference or reexamination matters, inventorship or ownership disputes and opposition proceedings incurred by Stanford before the Effective Date; and

b.

for all Optioned Patent’s patenting expenses after the Effective Date and during the term of the Option and any Negotiation Period, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings, in each case, reasonably incurred by Stanford after the Effective Date, Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office. If Graphite requests that Stanford pay fees prescribed for a small entity, then Graphite will bear all responsibility for notifying Stanford if its status changes to large entity. Graphite is herein notified that the determination of entity size for the United States Patent and Trademark Office depends not only on the size of Graphite, but also may depend on the size of any companies to which Graphite has granted licenses.

7.	INDEMNITY

7.1

Indemnification. Graphite will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Graphite under this Agreement, reliance upon this Agreement or the execution of the License Agreement, or the breach of this Agreement by Graphite.

7.2

No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise, and regardless of any notice of the possibility of such damages. Except for liability arising under its indemnification obligations under Section 7.1 or for any use by Graphite of the Optioned Patents and Optioned Technology that is outside the scope of the rights to such intellectual property granted to Graphite under this Agreement, Graphite is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise, and regardless of any notice of the possibility of such damages.. Furthermore, despite the obligation to negotiate during the Negotiation Period in good faith, neither Stanford nor Graphite shall have any liability for refusing to compromise on any issue, accepting risks associated with any unresolved legal claim, or for failing to execute any agreement, including the License Agreement.

7.3	Workers’ Compensation. Graphite will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

7.4

Insurance. During the term of this Agreement, Graphite will maintain such Commercial General Liability Insurance and Product Liability Insurance as are required under the terms of the License Agreement.

8.	TERMINATION

8.1

Termination by Graphite. Graphite agrees to promptly notify Stanford at any time during the Option Period when Graphite has determined not to exercise the Option. Graphite also agrees to provide Stanford, in reasonable detail, the basis for this determination.

8.2

No Residual Rights. Upon expiration or termination of this Option, or upon Graphite’s decision not to enter into a License Agreement, whichever is earlier, Graphite will have no residual or other rights in Licensed Patents or Technology.

9.	STANFORD NAMES AND MARKS

Graphite will not use (i) Stanford’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford, or (iii) the name of any Stanford faculty member, employee, student or volunteer. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, Graphite may include Stanford’s name in factual statements in legal proceedings, patent applications, regulatory filings and, as applicable, in biographies of its officers, directors, employees and advisors. In addition, Graphite may make a short factual statement that identifies Stanford as the grantor of the rights granted under this Agreement to actual or potential investors or acquirers, as well as in the “About Graphite” or other similar section of the Graphite website.

10.	ASSIGNMENT

Graphite may not assign this Agreement except in connection with a permitted assignment of the License Agreement. Upon a permitted assignment of this Agreement, Graphite will be released of liability under this Agreement and the term “Graphite” in this Agreement refer solely to the applicable assignee.

11.	NOTICES

All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Graphite are mailed or emailed to:

Graphite Bio, Inc.

[***]

with a copy (which shall not constitute notice) to:

Goodwin Procter, LLP

Attn: Richard Hoffman

Email: rhoffman@goodwinlaw.com

100 Northern Avenue

Boston, MA 02210

All invoices to Graphite (i.e., accounting contact) are e-mailed to:

Accounts Payable

[***]

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

[***]

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

[***]

Either party may change its address with written notice to the other party.

12.	MISCELLANEOUS

12.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

12.2

Scope of Agreement. This Agreement, and to the extent referred to herein, the License Agreement, constitute the entire agreement, and supersede all prior agreements, between the parties pertaining to the subject matter hereof. No representative of Stanford or Graphite has been authorized to make any representation, warranty, or promise not contained herein.

12.3

Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

12.4

Exclusive Forum. The state and federal courts having jurisdiction in the County of Santa Clara, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Graphite submits to the jurisdiction of such courts and waives any claim that such a court lacks jurisdiction over Graphite or constitutes an inconvenient or improper forum.

12.5	Headings. No headings in this Agreement affect its interpretation.

12.6

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

[Remainder of page intentionally left blank. Signature page follows.]

The parties execute this Agreement by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Mona Wan
Name:	Mona Wan
Title:	Associate Director
Date:	1/22/2021

GRAPHITE BIO, INC.

Signature:	/s/ Josh Lehrer
Name:	Josh Lehrer
Title:	CEO
Date:	1/22/2021

Appendix A – Optioned Patents

[***]

Appendix B- Optioned Technology

[Intentionally Left Blank]